Exhibit 99.2

Rule 438 Director Nominee Consent

In accordance with Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a prospective director of Clean Energy Technologies, Inc. (“CETY”) in the Registration Statement on Form S-1 filed by CETY with the Securities and Exchange Commission.

/s/Lauren Morrison
Name:	Ms. Lauren Morrison, Director Nominee
Date:	January 29, 2023